Exhibit 10.1

Execution Copy

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made and entered into as of December 14, 2021, by and among Leslie’s, Inc., a Delaware corporation (the “Company”), Bubbles Investor Aggregator, L.P., a Delaware limited partnership (“Bubbles”), and Explorer Investment Pte. Ltd., a Singapore private limited company (“Explorer” and, together with Bubbles, each a “Selling Stockholder” and collectively the “Selling Stockholders”).

RECITALS

WHEREAS, Bubbles currently owns 31,760,419 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and Explorer currently owns 19,229,919 shares of Common Stock;

WHEREAS, the Selling Stockholders propose to sell through an underwritten public offering registered with the Securities and Exchange Commission (the “Secondary Offering”) an aggregate of up to 14,375,000 shares of Common Stock;

WHEREAS, the Company and the Selling Stockholders propose to enter into a transaction (the “Repurchase Transaction”) whereby the Selling Stockholders shall sell to the Company and the Company shall purchase from the Selling Stockholders an aggregate of 7,500,000 shares (the “Repurchase Shares”) of Common Stock at the per share of Common Stock price at which the shares of Common Stock are sold to the public in the Secondary Offering, less the underwriting discount (the “Per Share Repurchase Price”); and

WHEREAS, the transactions contemplated by this Agreement were approved by the Company’s Audit Committee of the Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPURCHASE

Section 1.01 Repurchase of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), each Selling Stockholder shall sell, transfer and deliver to the Company, free and clear of all liens, charges or encumbrances of any nature whatsoever, and the Company shall purchase from each Selling Stockholder, all of the Selling Stockholder’s right, title and interest in and to the number Repurchase Shares set forth opposite such Selling Stockholder’s name on Exhibit A hereto, at the Per Share Repurchase Price.

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the Repurchase Transaction (the “Closing”) shall take place via the electronic exchange of documents and signature pages immediately subsequent to the satisfaction or waiver of the conditions set forth in ARTICLE V herein (with the date upon which such satisfaction or waiver occurs being referred to here as the “Closing Date”), or at such other time, date or place as the Selling Stockholders and the Company may agree in writing.

Section 2.02 Closing Deliverables. At the Closing, the Selling Stockholders shall each deliver an executed instruction letter to the Company’s transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), along with any stock power or other documents required by the Transfer Agent, instructing the Transfer Agent to deliver the Repurchased Shares to the Company or as may otherwise be instructed by the Company, and the Company agrees to deliver to each Selling Stockholder a dollar amount equal to the product of the Per Share Repurchase Price and the number of Repurchase Shares sold by such Selling Stockholder as set forth on Exhibit A by wire transfer of immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS

Each of the Selling Stockholders, several and not jointly, represents and warrants to the Company as follows:

Section 3.01 Title to Repurchase Shares. Such Selling Stockholder has good and valid title to the Repurchase Shares to be sold at the Closing Date by such Selling Stockholder, free and clear of all liens, encumbrances, equities or adverse claims. Such Selling Stockholder will have, immediately prior to the Closing, good and valid title to the Repurchase Shares to be sold at the Closing Date by such Selling Stockholder, free and clear of all liens, encumbrances, equities or adverse claims.

Section 3.02 Required Consents; Authority. Except as would not impair in any material respect the ability of such Selling Stockholder to consummate its obligations hereunder, all consents, approvals, authorizations, orders and qualifications necessary for the execution, delivery and performance by such Selling Stockholder of this Agreement, and for the sale and delivery of the Repurchase Shares to be sold by such Selling Stockholder hereunder, have been obtained; and such Selling Stockholder has full right, power and authority to enter into, execute and deliver this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by such Selling Stockholder hereunder; this Agreement has been duly authorized, executed and delivered by or on behalf of such Selling Stockholder.

Section 3.03 Receipt of Information. Such Selling Stockholder has received all the information it considers necessary or appropriate for deciding whether to consummate the Repurchase Transaction on the terms provided by this Agreement. Such Selling Stockholder has had an opportunity to ask questions of and to receive answers from, the Company concerning the Company, the Repurchase Shares and the transactions described in this Agreement. Such Selling Stockholder has had the opportunity to discuss with its tax advisors the consequences of the transactions described in this Agreement. Such Selling Stockholder has not received, nor is it relying on, any representations or warranties from the Company other than as provided herein, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 3.04 Enforceability. Such Selling Stockholder has duly executed and delivered this Agreement, and, assuming due execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 3.05 No Conflicts. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby conflicts with or will result in any violation of any provision of such Selling Stockholder’s organizational documents or conflicts with, or will result in any violation of or constitute a default under any term of any material agreement, mortgage, indenture, license, permit, lease, or other instrument, judgment, decree, order, law or regulation by which such Selling Stockholder is bound.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Selling Stockholders as follows:

Section 4.01 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized, executed and delivered by the Company.

Section 4.02 Approvals. Except as would not impair in any material respect the ability of the Company to consummate its obligations hereunder, all consents, approvals, authorizations, orders and qualifications necessary for the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained.

Section 4.03 Enforceability. The Company has duly executed and delivered this Agreement, and, assuming due execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.04 No Conflicts. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby conflicts with or will result in any violation of any provision of the Company’s organizational documents or conflicts with, or will result in any violation of or constitute a default under any term of any material agreement, mortgage, indenture, license, permit, lease, or other instrument, judgment, decree, order, law or regulation by which the Company is bound.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Completion of Secondary Offering. The obligations of the Company to purchase the Repurchase Shares at the Closing are subject to the fulfillment on or prior to the Closing of the condition that the Secondary Offering shall have been consummated in accordance with the terms and conditions of any underwriting or purchase agreement entered into in connection therewith.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Termination. This Agreement may be terminated at any time by the mutual written consent of each of the parties hereto. Furthermore, unless such date is extended by the mutual written consent of each of the parties hereto, this Agreement shall automatically terminate and be of no further force and effect in the event that the conditions in Section 5.01 of this Agreement have not been satisfied within ten (10) days after the date hereof.

Section 6.02 Savings Clause. No provision of this Agreement shall be construed to require any party or its affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 6.03 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if set forth in a writing executed by such party. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.04 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 6.05 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the agreements and other documents and instruments referred to herein or therein or annexed hereto and executed contemporaneously herewith, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.06 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any party without the prior written consent of the other parties.

Section 6.07 No Third-Party Beneficiaries. No person other than the parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to, or will, confer on any person other than the parties hereto any rights, benefits or remedies.

Section 6.08 No Broker. Except as previously disclosed to each other party in writing, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the Repurchase Transaction.

Section 6.09 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.10 Notices. All notices and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to the Selling Stockholders:

Bubbles Investor Aggregator, L.P.

c/o C8 Management, LLC

599 West Putnam Avenue

Greenwich, CT 06839

Facsimile: (203) 629-4903

Attn: Scott Dahnke

Marc Magliacano

Matt Lischick

Email: scott@catterton.com

marcm@catterton.com

Matt.Lischick@lcatterton.com

Facsimile: (203) 629-4903

Explorer Investment Pte Ltd.

c/o GIC Special Investments Pte Ltd

280 Park Ave, 9th Floor

New York, New York 10017

Attn: Tiffany Hsueh

Email: tiffanyhsueh@gic.com.sg

If to the Company:	Leslie’s, Inc. 2005 East Indian School Road Phoenix, Arizona 85016 Attn: Steve Weddell Brad Gazaway Email: sweddell@lesl.com bgazaway@lesl.com Facsimile: (602) 366-3944

Section 6.11 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such state.

Section 6.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LESLIE’S, INC.

By:	/s/ Steven Weddell
Name:	Steven Weddell
Title:	Executive Vice President & Chief Financial Officer

BUBBLES INVESTOR AGGREGATOR, L.P.

By: C8 Management, L.L.C.

Its: General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Signatory

EXPLORER INVESTMENT PTE LTD

By:	/s/ Heidi Miskin
Name:	Heidi Miskin
Title:	Authorized Signatory

EXHIBIT A

Selling Stockholder	Repurchase Shares
Bubbles Investor Aggregator, L.P.	4,671,535
Explorer Investment Pte. Ltd.	2,828,465